Exhibit 10.1

Consulting Agreement

This consulting agreement (the “Agreement”), entered into on October 26, 2009 and effective as of the Effective Date (as defined in Section 1), is made by and between Longwei Petroleum Investment Holding Limited, a Colorado corporation (together with any successor thereto, the “Company”), and James Crane, an independent provider of services (the “Contractor”).

RECITALS

A.           The Company desires to assure itself of the services of the Contractor, as an independent contractor, by engaging the Contractor to perform services under the terms hereof.

B.           The Contractor desires to provide services to the Company, as an independent contractor, on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Company” shall, except as otherwise provided in Section 6(f), have the meaning set forth in the preamble hereto.

(c) “Contractor” shall have the meaning set forth in the preamble hereto.

(d) “Date of Termination” shall mean the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(e) “Effective Date” shall mean October 1, 2009, the date Contractor’s consulting with the Company will be deemed to commence hereunder, and in accordance with the Agreement.

(f) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(g) “Prior Stock Award” shall mean the stock certificate for 25,000 previously awarded under the terms of a contract between the Contractor and the Company dated June 30, 2009.

(h) “Term” shall have the meaning set forth in Section 2(b).

(i) “SEC” shall mean the United States Securities and Exchange Commission.

(j) “Registration Rights” shall mean that the Contractor shall have piggyback registration rights such that all shares of common stock issued under the Stock Award are to be included in any and all registration statement(s) filed by the Company until a registration statement is deemed effective by the United States Securities and Exchange Commission ("SEC") subsequent to the Effective Date.

2. Consulting.

(a) In General.  The Company shall engage the Contractor and the Contractor shall perform services on behalf of the Company upon the other terms and conditions herein provided.

(b) Term of Agreement.  The initial term under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the twelve month anniversary thereof, unless earlier terminated as provided in Section 4.

(c) Position and Duties.  During the Term, the Contractor shall provide services to the Company as defined in Exhibit A to the Agreement.  The Contractor will be subject to direction of the Board; shall report directly to the Board; and agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.

3. Compensation and Related Matters.

(a) Cash.           The Contractor will agree to provide services to the Company on a monthly basis as outlined in Exhibit A.  The Contractor will receive a monthly retainer for 68,000 Yuan in exchange for services provided to the Company each month within the term of the Agreement, payable by the first day of each month.

(b) Vested Stock Award.  On the date first written above, the Company and the Contractor agreed that the Contractor should receive a stock award of 25,000 shares of the Company’s common stock (the “Vested Stock Award”).  Such shares of common stock are issued as compensation for services rendered in connection with the Company’s recent fundraising efforts and additional accounting and finance tasks undertaken and completed by the Contractor in October, 2009.

(c) Stock Award.  On the date first written above, the Company and the Contractor agreed that the Contractor should receive a stock award of 75,000 shares of the Company’s common stock (the “Stock Award”).  Such shares of common stock are issued as compensation for services to be rendered by the Contractor over the Term of the Agreement.

(d) Vesting. The Stock Award will be vested according to the following timeline:

1.)	75,000 shares of the Company's common stock shall vest on a pro rata basis over the twelve months subsequent to the Effective Date.

(e) Registration Rights. All shares of the Company's common stock issued under the Prior Stock Award, Vested Stock Award and Stock Award, respectively, shall hereby contain Registration Rights as defined herein such that the Company will include all shares issued under the Prior Stock Award, Vested Stock Award and Stock Award in any and all registration statements filed subsequent to the Effective Date until a registration statement is deemed effective by the SEC.  At all times, it is intended that the Contractor is compensated as a contractor under the applicable rules and regulations of the Internal Revenue Service and the State of New York in effect during the Term.

(f) Expenses.  The Company shall reimburse the Contractor for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.  The travel needs to be approved by the Company in advance.

4. Termination.

(a) The Contractor’s consulting hereunder will be reviewed by the Company at the end of each quarterly SEC reporting period, upon which the Company will have the right to terminate this Agreement any day during the first 7 days following the end of a quarterly reporting period.  The Contractor may terminate this Agreement only upon prior approval from the Company.

(b) Notice of Termination.  Any termination of the Agreement by the Company or by the Contractor under this Section 4 shall be effective at least 30 days following the date of such notice (a “Notice of Termination”).  However, the termination of the Agreement by the Company under this Section 4 shall be effective at least 30 days following the date of such notice, for purposes of determining the pro-rata portion of the Stock Award to be earned by the Contractor.

(c) Termination due to Death or Disability.  If the Agreement is terminated by reason of the Contractor's death or Disability, then the Contractor or, as applicable, his estate or other legal representative, shall be entitled to receive the amounts described in Section 4(b), if the Contractor, or his legal representative, executes and does not thereafter revoke, a General Release in a form acceptable to the Company.

5. Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York.

6. Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Consulting of the Contractor by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) shall supersede all undertakings or agreements, whether written or oral, previously entered into by the Contractor and the Company or any predecessor thereto or affiliate thereof with respect to the Consulting of the Contractor by the Company.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

7. Assets. Section 3(a) and Section 3(c) as outlined above will be subject to adjustment should the Company’s total assets increase by over 50% from one SEC three month reporting period to another where Form 10-Q or Form 10-K is required to be filed, or if the Company acquires, merges with or enters into a joint venture with a business entity or acquires assets that require an audit under SEC Regulation 3-14, or if and when the Company’s Board determines it will undertake a Form S-1 or Form 10 registration statement filing other than the Form S-1 filing that is currently being contemplated in connection with the investment banking agreement entered into with National Securities on October 15, 2009.

8. Construction.  This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.

9. Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination and shall remain in force for a period of five years after termination.

10. Stock Certificate.  The common stock certificate to be issued in accordance with Section 3 shall be delivered as follows:

(a) A stock certificate for 100,000 shares of the Company's common stock shall be delivered in the following name and at the following address as follows:

Name & Address	No. of Shares
J Crane & Company, Limited B-1108 TYG Center, C2 Dongsanhuanbeilu, Chaoyang District, Beijing 100027 People’s Republic of China	100,000
Total	100,000

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED: ____________________________________ By: Cai Yongjun Title: Chief Executive Officer

CONTRACTOR: ____________________________________ By: James Crane

Exhibit A

1) Position and Duties

The Contractor shall in general have duties described below, including without limitation, the responsibility to:

(a) Serve as the Company's Chief Financial Officer and accept all customary duties of a Chief Financial Officer of a public company who shares of common stock are traded on the United States Over-the-Counter Bulletin Board.

(b) Keep a complete and accurate accounting of receipts and disbursements in the corporate accounting records;

(c) Render a complete financial report at the annual meeting of the shareholders if so requested;

(d) Be responsible to act as the main depository of the Company's accounting, finance and corporate records.  Provide such records as requested in a timely manner.

(e) Provide consulting services with regard to fundraising, private placements, general securities law matters (but with a full understanding that any actions on behalf of the Company or communications with the Company do not constitute legal advice or a suggestion that the Contractor can be relied upon for sound legal advice), business plan development, filings with the SEC on Form 10-K and Form 10-Q.

(f) Attendance with all shareholder or meetings of the Board as requested by the Company

(g) All other services or in particular other filings with the SEC such as registration statements on Form S-1 or Form 10, or other filings, which are not outlined within the Agreement shall be considered separate and distinct services for which the Contractor and management of the Company will negotiate and agree upon appropriate compensation prior to other services or other filings being attempted or completed by the Contractor.